As filed with the Securities and Exchange Commission on February 24, 1999
                                                   Registration No. 333-



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                       UNITED DOMINION REALTY TRUST, INC.

             (Exact name of registrant as specified in its charter)
          Virginia                                              54-0857512
(State or other jurisdiction                                 (I.R.S. Employer
      of incorporation)                                     Identification No.)

                               10 South 6th Street
                          Richmond, Virginia 23219-3802
                                  (804)780-2691
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               KATHERYN E. SURFACE
                    Senior Vice President and General Counsel
                       United Dominion Realty Trust, Inc.
                               10 South 6th Street
                          Richmond, Virginia 23219-3802
                                 (804) 780-2691
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                           JAMES W. FEATHERSTONE, III
                                RANDALL S. PARKS
                                Hunton & Williams
                          Riverfront Plaza, East Tower
                              951 East Byrd Street
                          Richmond, Virginia 23219-4074
                                 (804) 788-8267

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                             CALCULATION OF REGISTRATION FEE
====================================================================================================================================
   Title of Each Class of            Amount         Proposed Maximum Offering      Proposed Maximum Aggregate         Amount of
Securities to be Registered    to be Registered         Price Per Unit (1)             Offering Price (1)          Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common stock,
$1.00 par value                 130,416 shares                $9.6250                    $1,255,254                  $349.00
------------------------------------------------------------------------------------------------------------------------------------
Rights to Purchase Series C
Junior Participating            130,416 rights                  N/A                          N/A                       N/A
Redeemable Preferred Stock,
no par value (2)
====================================================================================================================================

(1) Determined pursuant to Rule 457(c).
(2) The rights will be attached to and trade with the common stock.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                 SUBJECT TO COMPLETION, DATED February 24, 1999
--------------------------------------------------------------------------------

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

--------------------------------------------------------------------------------

                                 130,416 Shares

                       UNITED DOMINION REALTY TRUST, INC.

                                  Common Stock

         This Prospectus relates to the possible issuance of up to 130,416 shares of common stock to certain individuals and entities (the "Unitholders") who sold 278 multi-family apartment homes to United Dominion Realty Trust, Inc. ("United Dominion") on February 5, 1998. As partial consideration for their properties, the Unitholders received 130,416 units of limited partnership interest in United Dominion Realty, L.P. United Dominion will issue the shares of common stock to the Unitholders if

          (1)  the Unitholders choose to redeem their units, and

          (2) United Dominion, as United Dominion Realty, L.P.'s general partner, elects to purchase the units for shares of common stock.

         The Unitholders will receive one share of common stock for each unit they sell to United Dominion. The Unitholders will not pay, and United Dominion will not receive, any cash for the shares of common stock.

         The common stock is traded on the New York Stock Exchange under the symbol "UDR."

         So that United Dominion may qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended, United Dominion's Amended Articles of Incorporation permit its Board of Directors

          (1) to limit the number of shares of common stock that may be owned by any single person or affiliated group and

          (2) to restrict the transfer of shares of common stock if the transfer would prevent United Dominion from qualifying as a REIT. See "Restrictions on Transfer of Capital Stock."

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                 The date of this Prospectus is February   , 1999.

                                TABLE OF CONTENTS


                                                                           Page
                                                                           ----

UNITED DOMINION REALTY TRUST, INC............................................2
RECENT DEVELOPMENTS..........................................................2
DESCRIPTION OF CAPITAL STOCK.................................................4
   General...................................................................4
   Common Stock..............................................................4
   Preferred Stock...........................................................4
RESTRICTIONS ON TRANSFER OF CAPITAL STOCK....................................5
REDEMPTION OF UNITS..........................................................5
   Redemption Rights.........................................................5
   Comparison of Ownership of Units and Redemption Shares....................6
FEDERAL INCOME TAX CONSEQUENCES OF UNITED DOMINION'S STATUS AS A REIT.......11
Tax Consequences of Redemption..............................................12
Taxation of United Dominion.................................................14
Requirements for Qualification..............................................15
   Income Tests.............................................................16
   Asset Tests..............................................................18
   Distribution Requirements................................................19
   Recordkeeping Requirements...............................................20
   Failure to Qualify.......................................................20
Taxation of Taxable U.S. Stockholders.......................................20
   Taxation of U.S. Stockholders on the Disposition of the Common Stock.....21
   Capital Gains and Losses.................................................21
   Information Reporting Requirements and Backup Withholding................21
Taxation of Tax-Exempt Stockholders.........................................22
Taxation of Non-U.S. Stockholders...........................................22
Other Tax Consequences......................................................24
   State and Local Taxes....................................................24
PLAN OF DISTRIBUTION........................................................24
EXPERTS.....................................................................24
LEGAL MATTERS...............................................................25
IF YOU WOULD LIKE ADDITIONAL INFORMATION....................................26

                       UNITED DOMINION REALTY TRUST, INC.

         United Dominion Realty Trust, Inc. ("United Dominion"), a Virginia corporation headquartered in Richmond, Virginia, is a self-administered real estate investment trust ("REIT"), whose business is the ownership and operation of apartment communities located throughout the United States. United Dominion is a fully integrated real estate company with acquisition, development and property management capabilities. At December 31, 1998, United Dominion's portfolio consisted of 326 communities containing 86,893 apartment homes. United Dominion's apartment portfolio also included eight communities with 2,292 apartment homes under development (of which 662 were completed) and two additions to existing communities with 316 apartment homes (none of which were completed). United Dominion had approximately 2,800 employees as of December 31, 1998.

         United Dominion operates as a REIT under the federal income tax laws. To qualify as a REIT, United Dominion must meet certain tests which, among other things, require that (1) its assets consist primarily of real estate, (2) its income be derived primarily from real estate and (3) at least 95% of its taxable income be distributed to its shareholders each year. Because United Dominion qualifies as a REIT, it generally is not subject to federal income taxes.

                               RECENT DEVELOPMENTS

         ASR Merger. Effective as of the close of business on March 27, 1998, ASR Investments Corporation ("ASR"), a publicly traded, Tucson-based, multifamily REIT that owned and operated 39 communities with 7,550 apartment homes was merged into United Dominion (the "ASR Merger"). Pursuant to the ASR Merger agreement, each share of ASR's common stock was exchanged for 1.575 shares of United Dominion's common stock. The ASR Merger was structured as a tax-free transaction and was treated as a purchase for accounting purposes. In connection with the ASR Merger, United Dominion acquired real estate assets totaling $313.7 million. Consideration given by United Dominion included 7,742,839 shares of common stock valued at $14 per share for an aggregate equity value of $108.4 million, plus the issuance of 1,529,990 operating partnership units in Heritage Communities, L.P. valued at $21.4 million. In addition, United Dominion assumed, at fair market value, mortgage debt totaling $179.4 million and other liabilities of $13.6 million. The aggregate purchase price in the ASR Merger was $323.1 million, including transaction costs.

         AAC Merger. On December 7, 1998, United Dominion acquired American Apartment Communities II, Inc. ("AAC"), a San Francisco-based private REIT, from a fund managed by Lazard Freres Real Estate Investors LLC and other investors (the "AAC Merger"). The AAC Merger included 53 properties with 14,001 apartment homes and allowed United Dominion to enter growing markets in California, improve economies of scale by increasing the number of its apartment homes in the Seattle, Columbus, Tampa and South Florida markets, and position itself in Oregon, Colorado, Michigan and Indiana. The AAC Merger was structured as a tax-free merger and was treated as a purchase for accounting purposes. In connection with the AAC Merger, United Dominion acquired primarily real estate assets totaling $766.9 million. The aggregate purchase price consisted of the following: (A) 8,000,000 shares of United Dominion's 7.5% Series D Convertible Preferred Stock ($25 liquidation preference value) which is convertible into shares of United Dominion's common stock at $16.25 per share, with a fair market value of approximately $175 million, (B) the issuance of 5,614,035 operating partnership units to holders of the 21% minority interest in American Apartment Communities II, L.P. with an aggregate fair market value of approximately $67.4 million, (C) the assumption of approximately $457.7 million of secured notes payable at fair value, (D) the assumption of other liabilities aggregating approximately $27.8 million and (E) $59.8 million of cash. The aggregate purchase price of the AAC Merger was $793.7 million, including transaction costs. With the acquisition, United Dominion owns approximately 87,000 completed apartments and operates nationally in 34 major U.S. markets.

         Other Acquisitions. In addition to the ASR Merger and the AAC Merger, during 1998, United Dominion acquired 24 communities with 6,959 apartment homes at a total cost (including closing costs) of $314.7 million, or $45,200 per home.

         Disposition of Investments. During 1998, United Dominion sold 18 communities with 5,318 apartment homes and one shopping center at an aggregate sales price of $156.6 million including the sale of one community on December 31, 1998.

         Financing Activities. During the first quarter of 1998, United Dominion entered into two separate transactions to sell its common stock to unit investment trusts ("UITs"). In February 1998, United Dominion issued 1.7 million shares of its common stock at a gross sales price of $14.31 per share to a UIT. In March 1998, United Dominion issued 1.1 million shares of its common stock at a gross sales price of $14.19 per share to a second UIT. The net proceeds from the two UIT transactions aggregated $38.0 million and were primarily used to repay bank debt.

         During 1998, United Dominion issued 2,824,627 shares of its common stock and received $36.6 million under its Dividend Reinvestment and Stock Purchase Plan, which included $23.5 million in optional cash investments and $13.1 million of reinvested distributions.

         In order to reduce the interest rate risk associated with the anticipated issuance of unsecured notes during 1998, United Dominion entered into a $100 million (notional amount) fixed-pay, forward-starting swap agreement (interest rate risk management agreement) with a major Wall Street investment banking firm in July 1997. This interest rate risk management agreement had an unfavorable position to United Dominion of $16.8 million at September 30, 1998. United Dominion settled the interest rate risk management agreement on November 9, 1998, by paying $15.6 million to the counterparty. United Dominion elected not to issue the unsecured notes contemplated by the interest rate risk management agreement, and accordingly, the cost associated with the settlement of this agreement was expensed during the fourth quarter of 1998.

         Debt Offerings. On November 10, 1998, United Dominion sold an aggregate $212.5 million of senior unsecured notes payable in two simultaneous public offerings which consist of the following:

          o         $150 million of 8.125% Notes due November 15, 2000, and

          o $62.5 million (including the over-allotment option) of 8.5% Monthly Income Notes due November 15, 2008.

         Net proceeds from the two offerings (net of underwriting discounts, commissions and offering expenses) of approximately $207.6 million were used to repay bank debt outstanding under United Dominion's various credit facilities and to fund the acquisition of AAC.

         In January and February 1999, United Dominion sold an aggregate of $150 million of medium-term notes payable in four offerings which consisted of:

          o $70 million of three-year notes maturing January 25, 2002, priced at 7.60%,

          o $10 million of four-year notes maturing January 27, 2003, priced at a floating rate that was swapped into a fixed rate at 7.52%,

          o $58 million of five-year notes maturing January 26, 2004, priced at 7.67%, and

          o         $12 million of 7.22% Notes due February 19, 2003.

         Net proceeds from the sale of the notes were used to repay bank debt outstanding under United Dominion's various credit facilities and to repay mortgage debt.

                          DESCRIPTION OF CAPITAL STOCK


General

         United Dominion is authorized to issue 150,000,000 shares of common stock, $1.00 par value, and 25,000,000 shares of preferred stock, no par value. At January ___, 1999, there were outstanding 103,639,117 shares of common stock and 18,200,000 shares of preferred stock, consisting of 4,200,000 shares of United Dominion's 9 1/4% Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred"), 6,000,000 shares of United Dominion's 8.60 % Series B Cumulative Redeemable Preferred Stock (the "Series B Preferred"), 0 shares of United Dominion's Series C Junior Participating Cumulative Redeemable Preferred Stock (the "Series C Preferred) and 8,000,000 shares of United Dominion's 7.5% Series D Convertible Preferred Stock (the "Series D Preferred"). The following statements with respect to the capital stock of United Dominion are subject to the detailed provisions of United Dominion's Restated Articles of Incorporation, as amended (the "Articles"), and bylaws (the "Bylaws") as currently in effect. These statements do not purport to be complete, or to give full effect to the terms of the provisions of statutory or common law, and are subject to, and are qualified in their entirety by reference to, the terms of the Articles and Bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

         Holders of common stock are entitled to receive dividends when and as declared by the Board of Directors after payment of, or provision for, full cumulative dividends on and any required redemptions of shares of preferred stock then outstanding. Holders of common stock have one vote per share and non-cumulative voting rights, which means that holders of more than 50% of the shares voting can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares will not be able to elect any directors. In the event of any voluntary or involuntary liquidation or dissolution of United Dominion, holders of common stock are entitled to share ratably in the distributable assets of United Dominion remaining after satisfaction of the prior preferential rights of the preferred stock and the satisfaction of all debts and liabilities of United Dominion. Holders of common stock do not have preemptive rights. The dividend and liquidation rights of holders of the common stock are specifically limited by the terms of the Series A Preferred, the Series B Preferred, the Series C Preferred and the Series D Preferred, as described in the description of United Dominion's preferred stock contained in United Dominion's registration statements on Form 8-A, as amended, filed pursuant to Section 12 of the Exchange Act on May 1, 1995, June 11, 1997 and February 4, 1998. The transfer agent for the common stock is Chase Mellon Shareholder Services, L.L.C., Ridgefield Park, New Jersey.

Rights to Purchase Series C Preferred Stock

         Each share of common stock has attached to it one right to purchase from the Company one one-thousandth of a share of Series C Junior Participating Cumulative Redeemable Preferred Stock (the "Series C Preferred Stock"). Each one one-thousandth of a share of Series C Preferred Stock is structured to be the equivalent of one share of common stock. The exercise price of the rights is $45.00, subject to adjustment.

         The rights will separate from the common stock and a distribution of certificates evidencing the rights will occur upon the earlier of (i) 10 business days following a public announcement that a person or group of related persons has acquired, or obtained the right to acquire, beneficial ownership of more than 15% of the outstanding shares of common stock, or (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning more than 15% of the outstanding shares of common stock.

         The rights will expire at the close of business on February 4, 2008, unless earlier redeemed or exchanged by the Company. A more complete description of the rights and the Series C Preferred Stock is contained in United Dominion's registration statement on Form 8-A, as amended, as filed on February 4, 1998.


Preferred Stock

         The preferred stock is described in United Dominion's registration statements on Form 8-A, as amended, filed pursuant to Section 12 of the Exchange Act on May 1, 1995, June 11, 1997 and February 4, 1998.

                    RESTRICTIONS ON TRANSFER OF CAPITAL STOCK

         For United Dominion to qualify as a REIT under federal income tax laws, its shares of capital stock must be held by a minimum of 100 persons for at least 335 days in each calendar year or during a proportionate part of a shorter calendar year. In addition, at all times during the second half of each calendar year, no more than 50% in value of the shares of capital stock of United Dominion may be owned, directly or indirectly by five or fewer individuals (the "5/50 Rule"). Because the Board of Directors believes it is essential for United Dominion to continue to qualify as a REIT, the Articles permit the Board of Directors to prevent an individual or individuals from directly or indirectly owning shares to the extent that such ownership would disqualify United Dominion as a REIT.

         If the Board of Directors, in its good faith, determines that an individual's or individuals' ownership of stock may disqualify United Dominion as a REIT, the Board of Directors may call for a redemption (by lot or other equitable means) to redeem a number of shares sufficient to maintain United Dominion's REIT status. The redemption price per share shall be the closing sale price on the NYSE as of the business day preceding the day on which notice of redemption is given. In addition, United Dominion may stop any acquisition or transfer of shares that would jeopardize United Dominion's REIT status.

                               REDEMPTION OF UNITS


Redemption Rights

         Pursuant to the agreement governing the Partnership (the "Partnership Agreement"), the limited partners of the Partnership generally have the right to cause the redemption (the "Redemption Rights") of their interests in the Partnership (the "Units"). Each limited partner may, subject to certain limitations, require that the Partnership redeem all or a portion of his Units at any time after one year from the date the Units were acquired by delivering a notice of exercise of redemption right to the Partnership and United Dominion. The form of notice is an exhibit to the Partnership Agreement. A limited partner must request the redemption of at least 1,000 Units (or all of the Units held by such holder, if less than 1,000 are so held).

         Upon redemption, each limited partner generally will receive from the Partnership cash equal to the value of the Units being redeemed. The value of each Unit will be assumed to be equal to the market value of one share of common stock. The market value of the common stock for this purpose will be equal to the average of the closing trading prices of the common stock (or substitute information, if no such closing prices are available) on the NYSE for the ten consecutive trading days before the day on which the redemption notice was received by United Dominion.

         Instead of the Partnership redeeming the Units, United Dominion, in its sole discretion, may elect to purchase the Units directly by paying to the limited partner either (A) a number of shares of common stock equal to the number of Units being redeemed ("Redemption Shares"), or (B) cash in an amount equal to the cash value of the Units, as determined pursuant to the preceding paragraph. If United Dominion exercises its right to purchase the Units, then the Partnership has no obligation to redeem the Units.

         United Dominion anticipates that it generally will elect to purchase Units through the issuance of the Redemption Shares pursuant to this Prospectus. Such an acquisition will be treated as a sale of the Units to United Dominion for federal income tax purposes. See "-- Tax Consequences of Redemption." Upon purchase or redemption, a limited partner will no longer have the right to receive distributions with respect to the Units.

         A limited partner may not redeem his Units if receipt of common stock in exchange for those Units would (A) result in such partner or any other person owning, directly or indirectly, more than 9.8% of the outstanding common stock,
(B) result in common stock being owned by fewer than 100 persons (determined without reference to any rules of attribution), (C) result in United Dominion being "closely held" under the federal income tax laws, (D) cause United Dominion to own, actually or constructively, 10% or more of the ownership interests in a tenant of United Dominion's or the Partnership's real property, or (E) cause the acquisition of common stock by such partner to be "integrated" with any other distribution of common stock for purposes of complying with the registration provisions of the Securities Act of 1933, as amended. United Dominion, in its sole discretion, may waive this restriction and permit a limited partner to exercise its Redemption Rights, but only if the limited partner receives cash in exchange for the Units.


Comparison of Ownership of Units and Redemption Shares

         The information below highlights a number of the significant differences between the Partnership and United Dominion and compares certain legal rights associated with the ownership of Units and common stock, respectively. These comparisons are intended to assist limited partners of the Partnership in understanding how their investment will be changed if their Units are redeemed for Redemption Shares. This discussion is summary in nature and does not constitute a complete discussion of these matters. Holders of Units should carefully review the balance of this Prospectus and the registration statement of which this Prospectus is a part for additional important information about United Dominion.

         Form of Organization and Assets Owned. The Partnership is organized as a Virginia limited partnership. United Dominion is a Virginia corporation. United Dominion elected to be taxed as a REIT under the Code effective for its taxable year ended December 31, 1972 and intends to maintain its qualification as a REIT.

         Length of Investment. The Partnership has a stated termination date of December 31, 2051, although it may be terminated earlier under certain circumstances. United Dominion has a perpetual term and intends to continue its operations for an indefinite time period.

         Additional Equity. The Partnership is authorized to issue Units and other partnership interests to its partners or to other persons for such consideration and on such terms and conditions as United Dominion, in its sole discretion, may deem appropriate. In addition, United Dominion may cause the Partnership to issue additional Units, or other partnership interests in one or more different series or classes which may be senior to the Units, to United Dominion. Consideration for additional partnership interests may be cash or other property or other assets permitted by Virginia law.

         Under the Articles, the total number of shares of all classes of stock that United Dominion has the authority to issue is 150,000,000 shares of common stock and 25,000,000 shares of preferred stock. As of the date of this Prospectus, 18,200,000 shares of preferred stock are outstanding.

         Management and Control. All management and control over the business of the Partnership are vested in United Dominion, as general partner of the Partnership, and no limited partner has any right to participate in or exercise management or control over the business of the Partnership. Upon the occurrence of an event of bankruptcy or the dissolution of United Dominion, United Dominion shall be deemed to be removed as general partner; otherwise, United Dominion may not be removed by the limited partners with or without cause.

         The Board of Directors has exclusive control over United Dominion's business and affairs subject to the restrictions in the Articles and Bylaws. The Board of Directors has adopted certain policies with respect to acquisitions, development, investing, financing and conflict of interest, but these policies may be altered or eliminated without a vote of the shareholders. Accordingly, except for their vote in the elections of directors, shareholders have no control over the ordinary business policies of United Dominion.

         Fiduciary Duties. Under Virginia law, United Dominion is accountable to the Partnership as a fiduciary and, consequently, is required to exercise good faith in all of its dealings with respect to partnership affairs. However, under the Partnership Agreement, United Dominion is under no obligation to take into account the tax consequences to any limited partner of any action taken by it, and United Dominion will have no liability to a limited partner as a result of any damages suffered by or benefits not derived by a limited partner as a result of an action or inaction of United Dominion so long as United Dominion acted in good faith.

         Under Virginia law, United Dominion's directors must perform their duties in good faith, in a manner that they believe to be in the best interests of United Dominion and with the care an ordinarily prudent person in a like situation would exercise under similar circumstances. Directors of United Dominion who act in such a manner generally will not be liable to United Dominion for monetary damages arising from their activities.

         Management Limitation of Liability and Indemnification. The Partnership Agreement generally provides that United Dominion will incur no liability for monetary damages to the Partnership or any limited partner for losses sustained as a result of errors in judgment or of any act or omission if United Dominion acted in good faith. In addition, United Dominion is not responsible for any misconduct or negligence on the part of its agents, provided United Dominion appointed such agents in good faith. The Partnership Agreement also provides for indemnification of United Dominion, the directors and officers of United Dominion and such other persons as United Dominion may from time to time designate, against any and all losses, claims, damages, liabilities (joint or several), expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, that relate to the operations of the Partnership in which such person may be involved, or is threatened to be involved. However, the Partnership shall not indemnify any such person (A) for an act or omission of such person that was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (B) if such person actually received an improper benefit in money, property or services or (C) in the case of any criminal proceeding, if such person had reasonable cause to believe that the act or omission was unlawful. Any indemnification will be made only out of assets of the Partnership.

         United Dominion's Articles obligate it to indemnify and advance expenses to present and former directors and officers to the maximum extent permitted by Virginia law. The Virginia Stock Corporation Act ("VSCA") permits a corporation to indemnify its present and former directors and officers, among others, against judgments, settlements, penalties, fines or reasonable expenses incurred with respect to a proceeding to which they may be made a party by reason of their service in those or other capacities if (A) such persons conducted themselves in good faith, (B) they reasonably believed, in the case of conduct in their official capacities with the corporation, that their conduct was in its best interests and, in all other cases, that their conduct was at least not opposed to its best interests, and (C) in the case of any criminal proceeding, they had no reasonable cause to believe that their conduct was unlawful. Any indemnification by United Dominion pursuant to the provisions of the Articles described above will be paid out of the assets of United Dominion and will not be recoverable from the shareholders.

         The VSCA permits the charter of a Virginia corporation to include a provision eliminating or limiting the personal liability of its directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except that such provision cannot eliminate or limit the liability of a director (A) for any breach of the director's duty of loyalty to the corporation or its shareholders, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or
(C) for unlawful distributions that exceed what could have been distributed without violating the VSCA or the corporation's charter. United Dominion's Articles contain a provision eliminating the personal liability of its directors or officers to United Dominion or its shareholders for money damages to the maximum extent permitted by Virginia law from time to time.

         Anti-Takeover Provisions. Except in limited circumstances, United Dominion has exclusive management power over the business and affairs of the Partnership. United Dominion may not be removed as general partner by the limited partners with or without cause. Under the Partnership Agreement, United Dominion may, in its sole discretion, prevent a limited partner from transferring his interest or any rights as a limited partner. United Dominion may exercise this right of approval to deter, delay or hamper attempts by persons to acquire a controlling interest in the Partnership.

         As described above under "Restrictions on Transfer of Capital Stock," United Dominion's Board of Directors may restrict the acquisition of shares of common stock.

         In addition, Virginia has enacted several statutory provisions to deter takeovers of Virginia corporations. The VSCA generally requires that any merger, share exchange or sale of substantially all of the assets of a corporation not in the ordinary course of business be approved by at least two-thirds of the votes entitled to be cast by each voting group entitled to vote, unless the articles of incorporation provide for a greater or lesser vote (but in no event less than a majority of votes cast by each such voting group at a meeting at which a quorum of the voting group exists). United Dominion's Articles and Bylaws do not provide for a greater or lesser vote for the approval of extraordinary transactions.

         The VSCA also contains provisions governing "Affiliated Transactions." These provisions, with several exceptions discussed below, require approval of material acquisition transactions between a Virginia corporation and any holder of more than 10% of any class of its outstanding voting shares (an "Interested Shareholder") by the holders of at least two-thirds of the remaining voting shares. Affiliated Transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder, or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries which increases the percentage of voting shares owned beneficially by an Interested Shareholder by more than five percent.

         For three years following the time that an Interested Shareholder becomes an owner of 10% of the outstanding voting shares of a corporation, the corporation cannot engage in an Affiliated Transaction with such Interested Shareholder without approval of two-thirds of the voting shares other than those shares beneficially owned by the Interested Shareholder, and majority approval of the "Disinterested Directors." A Disinterested Director means, with respect to a particular Interested Shareholder, a member of the board of directors who was (A) a member on the date on which an Interested Shareholder became an Interested Shareholder and (B) recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the board. At the expiration of the three-year period, the statute requires approval of Affiliated Transactions by two-thirds of the voting shares other than those beneficially owned by the Interested Shareholder.

         The principal exceptions to the special voting requirement apply to transactions proposed after the three-year period has expired and require either that the transaction be approved by a majority of the corporation's Disinterested Directors or that the transaction satisfy the fair-price requirements of the statute. In general, the fair-price requirement provides that in a two-step acquisition transaction, the Interested Shareholder must pay the shareholders in the second step either the same amount of cash or the same amount and type of consideration paid to acquire the Virginia corporation's shares in the first step.

         None of the foregoing limitations and special voting requirements applies to a transaction with an Interested Shareholder (A) whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the Virginia corporation's Disinterested Directors or (B) who was an Interested Shareholder on the date the corporation became subject to these provisions by virtue of its having 300 shareholders of record.

         In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation can adopt an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. United Dominion has not "opted out" of the Affiliated Transactions provisions.

         The VSCA also contains provisions regulating certain "control share acquisitions," which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless (A) the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or
(B) the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition. United Dominion has not adopted an amendment to its Articles or Bylaws making these provisions inapplicable to acquisition of its shares.

         Voting Rights. Under the Partnership Agreement, the limited partners have voting rights only as to the continuation of the Partnership in certain circumstances and as to certain amendments of the Partnership Agreement, as described more fully below. Otherwise, all decisions relating to the operation and management of the Partnership are made by United Dominion. At February 22, 1999, United Dominion held approximately 79% of the outstanding interests in the Partnership. As Units held by limited partners are redeemed, United Dominion's percentage ownership of the Partnership will increase. If additional Units are issued to third parties, United Dominion's percentage ownership of the Partnership will decrease.

         Shareholders of United Dominion have the right to vote on, among other things, a merger or sale of substantially all of the assets of United Dominion, certain amendments to the Articles and dissolution of United Dominion. All shares of common stock have one vote, and the Articles permit the Board of Directors to classify and issue preferred stock in one or more series having voting power which may differ from that of the common stock. See "Description of Capital Stock."

         Amendment of the Partnership Agreement or the Articles. The Partnership Agreement may be amended by United Dominion without the consent of the limited partners in any respect, except that certain amendments affecting the fundamental rights of a limited partner must be approved by consent of limited partners (other than United Dominion or any subsidiary of United Dominion) holding more than 50% of the Units. Such consent is required for any amendment that would (A) affect the Redemption Rights, (B) adversely affect the rights of limited partners to receive distributions payable to them under the Partnership Agreement, (C) alter the Partnership's profit and loss allocations, (D) alter the provisions relating to the amendment of the Partnership Agreement, or (E) impose any obligation upon the limited partners to make additional capital contributions to the Partnership.

         The Articles may be amended by the affirmative vote of the holders of a majority of the shares of each voting group entitled to vote on the amendment. United Dominion's Bylaws may be amended by the Board of Directors or by vote of the holders of a majority of the outstanding shares.

         Vote Required to Dissolve the Partnership or United Dominion. At any time prior to December 31, 2051 (upon which date the Partnership shall terminate), United Dominion may elect to dissolve the Partnership in its sole discretion. Such dissolution shall also occur upon (A) the bankruptcy, dissolution or withdrawal of United Dominion (unless the limited partners unanimously elect to continue the Partnership), (B) the passage of 90 days after the sale or other disposition of all or substantially all the assets of the Partnership or (C) the redemption of all of the outstanding Units (other than those held by United Dominion or any subsidiary of United Dominion, if any).

         Under Virginia law, the Board of Directors generally must recommend and the holders of two-thirds of the outstanding common stock entitled to vote must approve any proposal in order to dissolve United Dominion.

         Vote Required to Sell Assets or Merge. Under the Partnership Agreement, the sale, exchange, transfer or other disposition of all or substantially all of the Partnership's assets or merger or consolidation of the Partnership requires only the consent of United Dominion. Under Virginia law, any merger or share exchange of United Dominion requires the separate approval of the Board of Directors and each group of shareholders entitled to vote on such matter by two-thirds of all votes entitled to be cast by such group. Under Virginia law, the sale of all or substantially all of the assets of United Dominion other than in the normal course of business requires the approval of the Board of Directors and holders of two-thirds of the outstanding shares of common stock. No approval of the shareholders is required for the sale of United Dominion's assets in the usual and regular course of business.

         Compensation, Fees and Distributions. United Dominion does not receive any compensation for its services as general partner of the Partnership. As a partner in the Partnership, however, United Dominion has the same right to allocations and distributions as other partners of the Partnership. In addition, the Partnership will reimburse United Dominion for all expenses incurred relating to the ongoing operation of the Partnership and any offering of partnership interests in the Partnership or capital stock of United Dominion.

         Liability of Investors. Under the Partnership Agreement and applicable state law, the liability of the limited partners for the Partnership's debts and obligations is generally limited to the amount of their investment in the Partnership, and limited partners are generally not liable for any debts, liabilities, contracts or obligations of the Partnership.

         Under Virginia law, United Dominion's shareholders are not personally liable for the debts or obligations of United Dominion.

         Nature of Investments. The Units constitute equity interests entitling each limited partner to his pro rata share of cash distributions made to the limited partners of the Partnership. The Partnership generally intends to retain and reinvest in its business proceeds of the sale of property or excess refinancing proceeds.

         The  shares of  common  stock  constitute  equity  interests  in United
Dominion. United Dominion is entitled to receive its pro rata share of distributions made by the Partnership with respect to the Units, and each shareholder will be entitled to his pro rata share of any dividends or distributions paid with respect to the common stock. The dividends payable to the shareholders are not fixed in amount and are only paid if, when and as declared by the Board of Directors. In order to qualify as a REIT, United Dominion must distribute at least 95% of its annual taxable income (excluding capital gains), and any taxable income (including capital gains) not distributed will be subject to corporate income tax.

         Potential Dilution of Rights. United Dominion is authorized, in its sole discretion and without the consent of the limited partners, to cause the Partnership to issue additional limited partnership interests and other equity securities for any partnership purpose at any time to the limited partners or to other persons on terms and conditions established by United Dominion.

         The Board of Directors of United Dominion may issue, in its discretion, additional shares of common stock and a variety of other equity securities of United Dominion with such powers, preferences and rights as the Board of Directors may designate. The issuance of additional shares of either common stock or other similar or senior equity securities may result in the dilution of the interests of the shareholders.

         Liquidity. Subject to certain exceptions, a limited partner may not transfer all or any portion of his Units without (A) obtaining the prior written consent of United Dominion, which consent may be withheld in the sole and absolute discretion of United Dominion, and (B) meeting certain other requirements set forth in the Partnership Agreement. limited partners should expect to hold their Units until they redeem them for cash or shares of common stock, or until the Partnership terminates. The right of a transferee to become a substituted limited partner also is subject to the consent of United Dominion, which consent may be withheld in its sole and absolute discretion. If United Dominion does not consent to the admission of a transferee, the transferee will succeed to all economic rights and benefits attributable to such Units but will not become a limited partner or possess any other rights of limited partners (including the right to vote on or consent to actions of the Partnership). United Dominion has the right to redeem any Units held by a transferee who does not become a substituted limited partner within 20 business days of the transfer. United Dominion may require, as a condition of any transfer, that the transferring limited partner assume all costs incurred by the Partnership in connection with such transfer.

         Federal Income Taxation. The Partnership is not subject to federal income taxes. Instead, each holder of an interest in the Partnership takes into account its allocable share of the Partnership's taxable income or loss in determining its federal income tax liability. As of January 1, 1999, the maximum federal income tax rate for individuals was 39.6%. Income and loss from the Partnership generally is subject to the "passive activity" limitations. Under the "passive activity" rules, income and loss from the Partnership that is considered "passive" income or loss generally can be offset against income and loss (including passive loss carry-forwards from prior years) from other investments that constitute "passive activities" (unless the Partnership is considered a "publicly traded partnership," in which case income and loss from the Partnership can only be offset against other income and loss from the Partnership). Income of the Partnership, however, that is attributable to dividends or interest does not qualify as passive income and cannot be offset with losses and deductions from a "passive activity." Cash distributions from the Partnership are not taxable to a holder of Units except to the extent they exceed such holder's basis in its Units (which will include such holder's allocable share of the Partnership's debt). Each year, holders of Units will receive a Schedule K-1 tax form containing detailed tax information for inclusion in preparing their federal income tax returns. Holders of Units are required in some cases to file state income tax returns and/or pay state income taxes in the states in which the Partnership owns property, even if they are not residents of those states, and in some such states the Partnership is required to remit a withholding tax with respect to distributions to such nonresidents.

         United Dominion elected to be taxed as a REIT effective for its taxable year ended December 31, 1972. As long as it qualifies as a REIT, United Dominion generally will be permitted to deduct distributions paid to its shareholders, which effectively will reduce (or eliminate) the "double taxation" that typically results when a corporation earns income and distributes that income to its shareholders in the form of dividends. A REIT, however, is subject to federal income tax on income that is not distributed and also may be subject to federal income and excise taxes in certain circumstances. The maximum federal income tax rate for corporations currently is 35% and for individuals is 39.6%. Dividends paid by United Dominion will be treated as "portfolio" income and cannot be offset with losses from "passive activities." Distributions made by United Dominion to its taxable domestic shareholders out of current or accumulated earnings and profits will be taken into account by them as ordinary income. Distributions that are designated as capital gain dividends generally will be taxed as long-term capital gain, subject to certain limitations. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of a shareholder's adjusted basis in its common stock, and the excess over a shareholder's adjusted basis will be taxed as capital gain. Each year, shareholders of United Dominion (other than certain types of institutional investors) will receive IRS Form 1099, which is used by corporations to report dividends paid to their shareholders. Shareholders who are individuals generally should not be required to file state income tax returns and/or pay state income taxes outside of their state of residence with respect to United Dominion's operations and distributions. United Dominion may be required to pay state income and/or franchise taxes in certain states.


                         FEDERAL INCOME TAX CONSEQUENCES
                      OF UNITED DOMINION'S STATUS AS A REIT

         The following  sections  summarize  the federal  income tax issues that you, as a redeeming limited partner and prospective shareholder of United Dominion, may consider relevant. Because this section is a summary, it does not address all of the tax issues that may be important to you. In addition, this section does not address the tax issues that may be important to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in "--Taxation of Tax-Exempt Stockholders" below), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in "--Taxation of Non-U.S. Stockholders" below).

         The statements in this section are based on the current federal income tax laws governing our qualification as a REIT. United Dominion cannot assure you that new laws, interpretations thereof, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

         United Dominion urges you to consult your own tax advisor regarding the specific tax consequences to you of redeeming your Units for common stock and of United Dominion's election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign and other tax consequences of such investment and election, and regarding potential changes in applicable tax laws.


                         Tax Consequences of Redemption

         The  following   discussion   summarizes  certain  federal  income  tax
considerations that may be relevant to a limited partner who exercises his right to require the redemption of his Units.

         Tax Treatment of Redemption of Units. Upon a limited partner's exercise of his redemption right, United Dominion may elect to purchase the Units. See "--- Redemption Rights." If United Dominion assumes the redemption obligation and purchases Units from a redeeming limited partner, the Partnership Agreement provides that the redemption will be treated by United Dominion, the Partnership, and the redeeming limited partner as a sale of Units by the limited partner to United Dominion. The sale will be fully taxable to the redeeming limited partner, and he will realize for tax purposes an amount equal to the sum of the cash or the value of the common stock received in exchange for the Units, plus the amount of any partnership liabilities allocable to the redeemed Units at the time of the purchase.

         If United Dominion does not elect to assume the obligation to redeem a limited partner's Units, then the Partnership may either (A) redeem the Units for cash that United Dominion contributes to the Partnership, or (B) redeem the Units for cash that United Dominion does not contribute to the Partnership. If the Partnership redeems the Units for cash contributed by United Dominion, the redemption likely would be treated for tax purposes as a sale of such Units in a fully taxable transaction. In that event, the redeeming partner will realize an amount equal to the sum of the cash received in connection with the redemption, plus the amount of any partnership liabilities allocable to the redeemed Units at the time of the redemption. The determination of the amount of gain or loss in the event of sale treatment is discussed more fully below.

         If the Partnership chooses to redeem Units for cash that is not contributed by United Dominion, the tax consequences would be the same as described in the previous paragraph, except that if the Partnership redeems less than all of the Units owned by a limited partner, the limited partner would not be permitted to recognize any loss occurring on the transaction. The limited partner will recognize taxable gain only to the extent that (A) the sum of the cash and the amount of any partnership liabilities allocable to the redeemed Units exceeds (B) his adjusted basis in all of his Units immediately before the redemption.

         Tax Treatment of Disposition of Units by Limited Partner Generally. If a Unit is redeemed in a manner that is treated as a sale of the Unit, or if a limited partner otherwise disposes of a Unit (other than in a transaction that is treated as a redemption for tax purposes), the determination of gain or loss from such sale or other disposition will be based on the difference between the amount realized for tax purposes and the tax basis in such Unit. See "-- Basis of Units."

         Upon the sale of a Unit, the "amount realized" will be measured by the sum of the cash and fair market value of other property (e.g., shares of common stock) received, plus the amount of any partnership liabilities allocable to the Unit sold. To the extent that the amount realized exceeds the limited partner's basis in the Unit sold, the limited partner will recognize gain. The amount of gain recognized, or even the tax liability resulting from such gain, could exceed the amount of cash and the value of any other property received during the sale.

         Except as described below, any gain recognized upon a sale or other disposition of Units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that (A) the amount realized upon the sale of a Unit that is attributable to a limited partner's share of the Partnership's "unrealized receivables" (as defined in the federal income tax laws) exceeds (B) the limited partner's basis attributable to those assets, the excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in the Partnership's income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the Partnership had sold its assets at their fair market value at the time of the transfer of a Unit.

         Basis of Units. In general, if a limited partner received his Units upon liquidation of a partnership, he will have an initial tax basis in his Units ("Initial Basis") equal to his basis in his interest in the liquidated partnership. Similarly, in general, if a limited partner received his Units in exchange for a contribution of a partnership interest or other property to the Partnership, he will have an Initial Basis equal to his basis in the contributed partnership interest or other property.

         A limited partner's Initial Basis generally is increased by (1) his share of the Partnership's taxable income and (2) increases in his share of the Partnership's liabilities (including any increase in his share of liabilities occurring in connection with the transactions resulting in the issuance of the Units).

         Generally, a limited partner's basis in his Units is decreased (but not below zero) by (1) his share of the Partnership's distributions, (2) decreases in his share of the Partnership's liabilities (including any decrease in his share of liabilities occurring in connection with the transactions resulting in the issuance of the Units), (3) his share of the Partnership's losses and (4) his share of the Partnership's nondeductible expenditures that are not chargeable to capital.

         Potential Application of Disguised Sale Regulations to a Redemption of Units. There is a risk that a redemption of Units may cause the limited partner's original transfer of property to the Partnership in exchange for Units to be treated as a "disguised sale" of property.

         Federal income tax law generally provides that, unless an exception applies, if (A) a partner contributes property to a partnership and (B) the partnership at the same time or afterwards transfers money or other consideration (including the assumption of or taking subject to a liability) to the partner, then the transaction will be treated as a "disguised sale," in whole or in part, of the property by the partner to the partnership. In the absence of an applicable exception, if money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property to the partnership, the transactions will be, when viewed together, presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. However, if two years have passed between the contribution of property and the transfer of money or other consideration from the partnership to a partner, the transactions will be presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

         Accordingly,  if the Partnership  redeems a Unit, the Internal  Revenue
Service could argue that the transaction should be treated as a sale, because the redeeming limited partner will receive cash after he has contributed property to the Partnership. If the Internal Revenue Service were to make that argument successfully, the original issuance of the Units could be taxable as a disguised sale under the federal income tax laws. Any gain recognized thereby may be eligible for installment reporting under Section 453 of the Code, subject to certain limitations.

                           Taxation of United Dominion

         United Dominion elected to be taxed as a REIT under the federal income tax laws commencing with its taxable year ended December 31, 1972. United Dominion believes that it has operated in a manner intended to qualify as a REIT since its election to be a REIT and it intends to continue to so operate. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

         United Dominion's qualification as a REIT depends on its ability to meet on a continuing basis certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that United Dominion earns from specified sources, the percentage of its assets that fall within certain categories, the diversity of its share ownership, and the percentage of its earnings that it distributes. The REIT qualification tests are described in more detail below. For a discussion of the tax treatment of United Dominion and its shareholders if United Dominion fails to qualify as a REIT, see "--Failure to Qualify."

         If United Dominion qualifies as a REIT, it generally will not be subject to federal income tax on the taxable income that it distributes to its shareholders. The benefit of that tax treatment is that it avoids the "double taxation" (i.e., at both the corporate and stockholder levels) that generally results from owning stock in a corporation. However, United Dominion will be subject to federal tax in the following circumstances:

          o United Dominion will pay federal income tax on taxable income (including net capital gain) that it does not distribute to its shareholders during, or within a specified time period after, the calendar year in which the income is earned.

          o United Dominion may be subject to the "alternative minimum tax" on any items of tax preference that it does not distribute or allocate to its shareholders.

          o United Dominion will pay income tax at the highest corporate rate on (A) net income from the sale or other disposition of property acquired through foreclosure ("foreclosure property") that it holds primarily for sale to customers in the ordinary course of business and (B) other non-qualifying income from foreclosure property.

          o United Dominion will pay a 100% tax on net income from certain sales or other dispositions of property (other than foreclosure property) that it holds primarily for sale to customers in the ordinary course of business ("prohibited transactions").

          o If United Dominion fails to satisfy the 75% gross income test or the 95% gross income test (as described below under "--Requirements for Qualification--Income Tests"), and nonetheless continues to qualify as a REIT because it meets certain other requirements, it will pay a 100% tax on (A) the gross income attributable to the greater of the amounts by which it fails the 75% and 95% gross income tests, multiplied by (B) a fraction intended to reflect its profitability.

          o If United Dominion fails to distribute during a calendar year at least the sum of (A) 85% of its REIT ordinary income for such year, (B) 95% of its REIT capital gain net income for such year, and (C) any undistributed taxable income from prior periods, it will pay a 4% excise tax on the excess of such required distribution over the amount it actually distributed.

          o United Dominion may elect to retain and pay income tax on its net long-term capital gain.

          o If United Dominion acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a merger or other transaction in which it acquires a basis in the asset that is determined by reference to the C corporation's basis in the asset (or another asset)), it will pay tax at the highest regular corporate rate applicable if it recognizes gain on the sale or disposition of such asset during the 10-year period after it acquires such asset. The amount of gain on which it will pay tax is the lesser of (i) the amount of gain that it recognizes at the time of the sale or disposition and (ii) the amount of gain that it would have recognized if it had sold the asset at the time it acquired the asset. The rule described in this paragraph will apply assuming that United Dominion makes an election under IRS Notice 88-19 upon its acquisition of an asset from a C corporation.


                         Requirements for Qualification

         A REIT is a corporation, trust, or association that meets the following requirements:

          1.        it is managed by one or more trustees or directors;

          2.        its  beneficial   ownership  is  evidenced  by  transferable
                    shares,  or  by  transferable   certificates  of  beneficial
                    interest;

          3. it would be taxable as a domestic corporation, but for provisions of federal income tax law defining a REIT;

          4. it is neither a financial institution nor an insurance company subject to certain provisions of the federal income tax law;

          5. at least 100 persons are beneficial owners of its shares or ownership certificates;

          6. not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals (as defined in the federal income tax laws to include certain entities) during the last half of any taxable year (the "5/50 Rule");

          7. it elects to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Service that must be met to elect and maintain REIT status;

          8. it uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws; and

          9. it meets certain other qualification tests, described below, regarding the nature of its income and assets.

         United Dominion must meet requirements 1 through 4 during its entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If United Dominion complies with all the requirements for ascertaining the ownership of its outstanding shares in a taxable year and has no reason to know that it violated the 5/50 Rule, it will be deemed to have satisfied the 5/50 Rule for such taxable year. For purposes of determining share ownership under the 5/50 Rule, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding shares of United Dominion's capital stock in proportion to their actuarial interests in the trust for purposes of the 5/50 Rule.

         United Dominion believes it has issued sufficient common stock with sufficient diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, United Dominion's Articles restrict the ownership and transfer of the common stock so that United Dominion should continue to satisfy requirements 5 and 6. The provisions of the Articles restricting the ownership and transfer of the common stock are described in "Restrictions on Transfer of Capital Stock."

         United Dominion currently has several direct corporate subsidiaries and may have additional corporate subsidiaries in the future. A corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any "qualified REIT subsidiary" of United Dominion will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as assets, liabilities, and items of income, deduction, and credit of United Dominion. United Dominion's corporate subsidiaries are qualified REIT subsidiaries. Accordingly, they are not subject to federal corporate income taxation, though they may be subject to state and local taxation.

         In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, United Dominion's proportionate share of the assets, liabilities and items of income of the Partnership and of any other partnership in which United Dominion has acquired or will acquire an interest, directly or indirectly, are treated as assets and gross income of United Dominion for purposes of applying the various REIT qualification requirements.


Income Tests

         United Dominion must satisfy two gross income tests annually to maintain its qualification as a REIT. First, at least 75% of its gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income that it derives, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income (the "75% gross income test").
Qualifying income for purposes of the 75% gross income test includes:

          o         "rents from real property,"

          o interest on debt secured by mortgages on real property or on interests in real property, and

          o dividends or other distributions on and gain from the sale of shares in other REITs.

         Second, at least 95% of its gross income (excluding gross income from prohibited transactions) for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, dividends, other types of interest, gain from the sale or disposition of stock or securities, or any combination of the foregoing (the "95% gross income test"). The following paragraphs discuss the specific application of these tests to United Dominion.

         Rents and Interest. Rent that United Dominion receives from real property that it owns and leases to tenants will qualify as "rents from real property" (which is qualifying income for purposes of the 75% and 95% gross income tests) only if the following conditions are met.

          o First, the rent must not be based, in whole or in part, on the income or profits of any person. However, "rents from real property" generally does not exclude an amount solely because it is based on a fixed percentage or percentages of receipts or sales.

          o Second, neither United Dominion nor a direct or indirect owner of 10% or more of its stock may own, actually or constructively, 10% or more of a tenant from whom it receives rent.

          o Third, all of the rent received under a lease of real property will not qualify as "rents from real property" unless the rent attributable to the personal property leased in connection with such lease is no more than 15% of the total rent received under the lease.

          o Finally, United Dominion generally must not operate or manage its real property or furnish or render services to its tenants, other than through an "independent contractor" who is adequately compensated and from whom United Dominion does not derive revenue. However, United Dominion need not provide services through an "independent contractor," but instead may provide services directly, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." In addition, United Dominion may render a de minimis amount of "non-customary" services to the tenants of a property, other than through an independent contractor, as long as its income from the services does not exceed 1% of its income from the related property.

         United Dominion does not receive any rent that is based on the income or profits of any person. In addition, United Dominion does not own, directly or indirectly, 10% or more of any tenant. Furthermore, United Dominion believes that any personal property rented in connection with our apartment facilities is well within the 15% restriction. Finally, United Dominion does not provide services (other than within the 1% de minimis exception described above) to its tenants that are not customarily furnished or rendered in connection with the rental of the apartment units, other than through an independent contractor.

         United Dominion, through the Partnership (which is not an independent contractor), provides certain services with respect to the facilities and will provide certain services with respect to any newly acquired apartment facilities. Such services include (1) common area services, such as cleaning and maintaining public entrances, exits, stairways, walkways, lobbies and rest rooms, removing snow and debris, collecting trash, and painting the exteriors of the facilities and common areas, (2) providing general security for the facilities, (3) cleaning and repairing units at the facilities as tenants move in and out, (4) at the request of the tenant, and without additional charge, accepting delivery of goods from carriers or unlocking a particular unit when goods are delivered to a facility (however, the Partnership does not otherwise assist tenants in the storage or removal of goods or belongings from the units),
(5) permitting tenants to use the fax machine at a facility for occasional local faxes without additional charge and for occasional long-distance faxes for a nominal charge, (6) maintaining underground utilities and structural elements of the facilities, and (7) paying real and personal property taxes or the cost of replacing or refurbishing personal property with respect to real and personal property owned by the Partnership at a facility. United Dominion believes that the services provided by the Partnership are customarily furnished or rendered in connection with the rental of space for occupancy only by apartment facilities in the geographic areas in which its facilities are located.

         United Dominion's investment, through the Partnership, in the facilities in major part gives rise to rental income that is qualifying income for purposes of the 75% and 95% gross income tests. Gains on sales of the facilities (other than from prohibited transactions, as described below) or of United Dominion's interest in the Partnership generally will be qualifying income for purposes of the 75% and 95% gross income tests. United Dominion anticipates that income on its other investments will not result in United Dominion's failing the 75% or 95% gross income test for any year.

         Prohibited Transaction Rules. A REIT will incur a 100% tax on the net income derived from any "prohibited transaction." A "prohibited transaction" generally is a sale or other disposition of property (other than foreclosure property) that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. United Dominion believes that none of its or the Partnership's assets is held for sale to customers and that a sale of any such asset would not be in the ordinary course of its business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, United Dominion will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when an asset sale will not be characterized as a prohibited transaction. United Dominion cannot assure you, however, that United Dominion can comply with such safe-harbor provisions or that United Dominion or the Partnership will avoid owning property that may be characterized as property that it holds "primarily for sale to customers in the ordinary course of a trade or business."

         Hedging Transactions. From time to time, United Dominion or the Partnership may enter into hedging transactions with respect to one or more of its assets or liabilities. Its hedging activities may include entering into interest rate swaps, caps and floors (or options to purchase such items), and futures and forward contracts. To the extent that United Dominion or the Partnership enters into an interest rate swap or cap contract, option, futures contract, forward rate agreement or any similar financial instrument to hedge its indebtedness incurred to acquire or carry "real estate assets," any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that United Dominion or the Partnership hedges with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. United Dominion intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

         Failure to Qualify. If United Dominion fails to satisfy one or both of the 75% and 95% gross income tests for any taxable year, it nevertheless may qualify as a REIT for such year if it qualifies for relief under certain provisions of the Code. Those relief provisions generally will be available if its failure to meet such tests is due to reasonable cause and not due to willful neglect, United Dominion attaches a schedule of the sources of its income to its tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. United Dominion cannot predict, however, whether in all circumstances it would qualify for the relief provisions. In addition, as discussed above in "--Taxation of United Dominion," even if the relief provisions apply, United Dominion would incur a 100% tax on the gross income attributable to the greater of the amounts by which it fails the 75% and 95% gross income tests, multiplied by a fraction intended to reflect its profitability.


Asset Tests

         To maintain its qualification as a REIT, United Dominion also must satisfy two asset tests at the close of each quarter of each taxable year. First, at least 75% of the value of its total assets must consist of cash or cash items (including certain receivables), government securities, "real estate assets," or qualifying temporary investments (the "75% asset test"). The term "real estate assets" includes interests in real property, interests in mortgages on real property and stock in other REITs. For purposes of the 75% asset test, the term "interest in real property" includes an interest in mortgage loans or land and improvements thereon, a leasehold of real property, and an option to acquire real property (or a leasehold of real property). Qualifying temporary investments are investments in stock or debt instruments during the one-year period following United Dominion's receipt of new capital that it raises through equity or long-term (at least five-year) debt offerings.

         The second asset test has two components. First, of United Dominion's investments not included in the 75% asset class, the value of its interest in any one issuer's securities (which does not include its stock in other REITs, the Partnership, or any qualified REIT subsidiary) may not exceed 5% of the value of its total assets (the "5% asset test"). Second, United Dominion may not own more than 10% of any one issuer's outstanding voting securities (which does not include its stock in other REITs, the Partnership, or any qualified REIT subsidiary) (the "10% asset test").

         For purposes of the asset tests, United Dominion is deemed to own its proportionate share of the assets of the Partnership, rather than its interest in the Partnership. United Dominion has operate and intends to continue to operate so that it has not acquired or disposed, and in the future will not acquire or dispose, of assets in a way that would cause it to violate either asset test.

         If United Dominion should fail to satisfy the asset tests at the end of a calendar quarter, it would not lose its REIT status if (A) it satisfied the asset tests at the close of the preceding calendar quarter and (B) the discrepancy between the value of its assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If United Dominion did not satisfy the condition described in clause (B) of the preceding sentence, it still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.


Distribution Requirements

         Each taxable year, United Dominion must distribute dividends (other than capital gain dividends and deemed distributions of retained capital gain) to its shareholders in an aggregate amount at least equal to:

          o the sum of (A) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain or loss) and (B) 95% of its net income (after tax), if any, from foreclosure property,

          o         minus the sum of certain items of non-cash income.

         United Dominion must pay such distributions in the taxable year to which they relate, or in the following taxable year if it declares the distribution before it timely files its federal income tax return for such year and pays the distribution on or before the first regular dividend payment date after such declaration.

         United Dominion will pay federal income tax on taxable income (including net capital gain) that it does not distribute to shareholders. Furthermore, if it fails to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of:

          o         85% of its REIT ordinary income for such year,

          o         95% of its REIT capital gain income for such year, and

          o         any undistributed taxable income from prior periods,

         it will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts it actually distributed. United Dominion may elect to retain and pay income tax on the net long-term capital gain it receives in a taxable year. See "--Taxation of Taxable U.S. Stockholders." If it so elects, it will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. United Dominion has made, and intends to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

         It is possible that, from time to time, United Dominion may experience timing differences between (A) the actual receipt of income and actual payment of deductible expenses and (B) the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. For example, United Dominion may not deduct recognized capital losses from its "REIT taxable income." Further, it is possible that, from time to time, United Dominion may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. As a result of the foregoing, United Dominion may have less cash than is necessary to distribute all of its taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, it may need to borrow funds or issue preferred stock or additional common stock.

         Under certain circumstances, United Dominion may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to its shareholders in a later year. United Dominion may include such deficiency dividends in its deduction for dividends paid for the earlier year. Although United Dominion may be able to avoid income tax on amounts distributed as deficiency dividends, it will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction it takes for deficiency dividends.

Recordkeeping Requirements

         United Dominion must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, it must request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding stock. United Dominion has complied, and intends to continue to comply, with such requirements.


Failure to Qualify

         If United Dominion failed to qualify as a REIT in any taxable year, and no relief provision applied, it would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In calculating its taxable income in a year in which it failed to qualify as a REIT, United Dominion would not be able to deduct amounts paid out to shareholders. In fact, United Dominion would not be required to distribute any amounts to shareholders in such year. In such event, to the extent of its current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Subject to certain limitations of the Code, corporate shareholders might be eligible for the dividends received deduction. Unless United Dominion qualified for relief under specific statutory provisions, it also would be disqualified from taxation as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT. United Dominion cannot predict whether in all circumstances it would qualify for such statutory relief.


                      Taxation of Taxable U.S. Stockholders

         As long as United Dominion qualifies as a REIT, a taxable "U.S. Stockholder" must take into account distributions out of United Dominion's current or accumulated earnings and profits (and that it does not designate as capital gain dividends or retained long-term capital gain) as ordinary income. A U.S. Stockholder will not qualify for the dividends received deduction generally available to corporations. As used herein, the term "U.S. Stockholder" means a holder of United Dominion's common stock that for U.S. federal income tax purposes is

          o         a citizen or resident of the United States,

          o a corporation, partnership, or other entity created or organized in or under the laws of the United States or of an political subdivision thereof,

          o an estate whose income from sources outside the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or

          o any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust.

         A U.S. Stockholder will recognize distributions that United Dominion designates as capital gain dividends as long-term capital gain (to the extent they do not exceed United Dominion's actual net capital gain for the taxable year) without regard to the period for which the U.S. Stockholder has held its common stock. Subject to certain limitations, United Dominion will designate its capital gain dividends as either 20% or 25% rate distributions. A corporate U.S. Stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

         United Dominion may elect to retain and pay income tax on the net long-term capital gain that it receives in a taxable year. In that case, a U.S. Stockholder would be taxed on its proportionate share of United Dominion's undistributed long-term capital gain. The U.S. Stockholder would receive a credit or refund for its proportionate share of the tax United Dominion paid. The U.S. Stockholder would increase the basis in its stock by the amount of its proportionate share of United Dominion's undistributed long-term capital gain, minus its share of the tax United Dominion paid.

         A U.S. Stockholder will not incur tax on a distribution in excess of United Dominion's current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of the U.S. Stockholder's common stock. Instead, such distribution will reduce the adjusted basis of such common stock. A U.S. Stockholder will recognize a distribution in excess of both United Dominion's current and accumulated earnings and profits and the U.S. Stockholder's adjusted basis in its common stock as long-term capital gain (or short-term capital gain if the common stock has been held for one year or less), assuming the common stock is a capital asset in the hands of the U.S. Stockholder. In addition, if United Dominion declares a distribution in October, November, or December of any year that is payable to a U.S. Stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by United Dominion and received by the U.S. Stockholder on December 31 of such year, provided that United Dominion actually pays the distribution during January of the following calendar year. United Dominion will notify U.S. Stockholders after the close of its taxable year as to the portions of the distributions attributable to that year that constitute ordinary income or capital gain dividends.


Taxation of U.S. Stockholders on the Disposition of the Common Stock

         In general, a U.S. Stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of the common stock as long-term capital gain or loss if the U.S. Stockholder has held the common stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. Stockholder must treat any loss upon a sale or exchange of common stock held by such shareholder for six months or less (after applying certain holding period rules) as a long-term capital loss to the extent of capital gain dividends and other distributions from United Dominion that such U.S. Stockholder treats as long-term capital gain. All or a portion of any loss a U.S. Stockholder realizes upon a taxable disposition of the common stock may be disallowed if the U.S. Stockholder purchases other shares of common stock within 30 days before or after the disposition.


Capital Gains and Losses

         A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%. The maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of "section 1250 property" (i.e., depreciable real property) is 25% to the extent that such gain would have been treated as ordinary income if the property were "section 1245 property." With respect to distributions that United Dominion designates as capital gain dividends and any retained capital gain that it is deemed to distribute, United Dominion may designate (subject to certain limits) whether such a distribution is taxable to its non-corporate shareholders at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

         United Dominion will report to its shareholders and to the Internal Revenue Service the amount of distributions it pays during each calendar year, and the amount of tax it withholds, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions unless such holder (A) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or
(B) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide United Dominion with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, United Dominion may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to United Dominion. The Treasury Department has issued final regulations regarding the backup withholding rules as applied to Non-U.S. Stockholders. Those regulations alter the current system of backup withholding compliance and are effective for distributions made after December 31, 1999. See "--Taxation of Non-U.S. Stockholders."


                       Taxation of Tax-Exempt Stockholders

         Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities ("Exempt
Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the Internal Revenue Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that United Dominion distributes to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization were to finance its acquisition of the common stock with debt, a portion of the income that they receive from United Dominion would constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under paragraphs (7),
(9), (17), and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from United Dominion as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of United Dominion's stock is required to treat a percentage of the dividends that it receives from United Dominion as UBTI (the "UBTI Percentage"). The UBTI Percentage is equal to the gross income United Dominion derives from an unrelated trade or business (determined as if it were a pension trust) divided by its total gross income for the year in which it pays the dividends. The UBTI rule applies to a pension trust holding more than 10% of United Dominion's stock only if:

          o         the UBTI Percentage is at least 5%;

          o United Dominion qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding United Dominion's stock in proportion to their actuarial interests in the pension trust; and

          o United Dominion is a "pension-held REIT" (i.e., either (i) one pension trust owns more than 25% of the value of its stock or (ii) a group of pension trusts individually holding more than 10% of the value of its stock collectively owns more than 50% of the value of its stock).


                        Taxation of Non-U.S. Stockholders

         The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, "Non-U.S. Stockholders") are complex. This section is only a summary of such rules. United Dominion urges Non-U.S. Stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of the common stock, including any reporting requirements.

         A Non-U.S. Stockholder that receives a distribution that is not attributable to gain from United Dominion's sale or exchange of U.S. real property interests (as defined below) and that United Dominion does not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that United Dominion pays such distribution out of its current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. Stockholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. Stockholder that is a non-U.S. corporation). United Dominion plans to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a Non-U.S. Stockholder unless (i) a lower treaty rate applies and the Non-U.S. Stockholder files the required form evidencing eligibility for that reduced rate with United Dominion or (ii) the Non-U.S.
Stockholder files an IRS Form 4224 with United Dominion claiming that the distribution is effectively connected income. The U.S. Treasury Department has issued final regulations that modify the manner in which United Dominion will comply with the withholding requirements. Those regulations are effective for distributions made after December 31, 1999.

         A Non-U.S. Stockholder will not incur tax on a distribution in excess of United Dominion's current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of its common stock. Instead, such a distribution will reduce the adjusted basis of such common stock. A Non-U.S. Stockholder will be subject to tax on a distribution that exceeds both United Dominion's current and accumulated earnings and profits and the adjusted basis of its common stock, if the Non-U.S. Stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because United Dominion generally cannot determine at the time it makes a distribution whether or not the distribution will exceed its current and accumulated earnings and profits, it normally will withhold tax on the entire amount of any distribution at the same rate as it would withhold on a dividend. However, a Non-U.S. Stockholder may obtain a refund of amounts that United Dominion withholds if it later determines that a distribution in fact exceeded its current and accumulated earnings and profits.

         United Dominion must withhold 10% of any distribution that exceeds its current and accumulated earnings and profits. Consequently, although it intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that it does not do so, it will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

         For any year in which United Dominion qualifies as a REIT, a Non-U.S. Stockholder will incur tax on distributions that are attributable to gain from its sale or exchange of "U.S. real property interests" under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). The term "U.S. real property interests" includes certain interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property, but excludes mortgage loans and mortgage-backed securities. Under FIRPTA, a Non-U.S. Stockholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the Non-U.S. Stockholder. A Non-U.S. Stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. Stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual). A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on distributions subject to FIRPTA. United Dominion must withhold 35% of any distribution that it could designate as a capital gain dividend. A Non-U.S. Stockholder may receive a credit against its FIRPTA tax liability for the amount United Dominion withholds.

         A Non-U.S. Stockholder generally will not incur tax under FIRPTA on gain from the sale of its common stock as long as United Dominion is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during a specified testing period non-U.S. persons held, directly or indirectly, less than 50% in value of the stock. However, a Non-U.S. Stockholder that owned, actually or constructively, 5% or less of the common stock at all times during a specified testing period will not incur tax under FIRPTA if the common stock is "regularly traded" on an established securities market. If the gain on the sale of the common stock were taxed under FIRPTA, a Non-U.S. Stockholder would be taxed in the same manner as U.S. Stockholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations). However, a Non-U.S. Stockholder will incur tax on gain not subject to FIRPTA if:

          o         the  gain  is   effectively   connected  with  the  Non-U.S.
                    Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. Stockholders with respect to such gain, or

          o the Non-U.S. Stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the Non-U.S. Stockholder will incur a 30% tax on his capital gains.


                             Other Tax Consequences


State and Local Taxes

         United Dominion and/or you may be subject to state and local tax in various states and localities, including those states and localities in which United Dominion or you transact business, own property or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon an investment in the common stock.


                              PLAN OF DISTRIBUTION

         This Prospectus relates to the possible issuance by United Dominion of the Redemption Shares if, and to the extent that, the Unitholders tender such Units for redemption and United Dominion elects to purchase the Units for shares of common stock. United Dominion is registering the issuance of the Redemption Shares to make it possible to provide the Unitholders with freely tradeable securities upon redemption of their Units. However, registration of such shares does not necessarily mean that any of such shares will be issued by United Dominion or offered or sold by such Unitholder.

         United Dominion may from time to time issue Redemption Shares upon purchase of Units tendered for redemption. United Dominion will acquire Units in exchange for any Redemption Shares that United Dominion issues in connection with these acquisitions. Consequently, with each such redemption, United Dominion's interest in the Partnership will increase.

                                     EXPERTS

         The consolidated financial statements and schedule of United Dominion appearing in the annual report (Form 10-K) of United Dominion Realty Trust, Inc. for the year ended December 31, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                  The consolidated financial statements and schedule of ASR appearing in the annual report (Form 10-K) of ASR Investments Corporation for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of American Apartment Communities II, Inc. and American Apartment Communities II, L.P., for the year ended December 31, 1997, included in United Dominion's current report on Form 8-K filed with the Securities and Exchange Commission on October 23, 1998, as amended, incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

         The statement of rental operations of Dogwood Creek Apartments and the combined statement of rental operations of Trails at Mount Moriah Apartments, Trails at Kirby Parkway Apartments, Cinnamon Trails Apartments, Audubon
Apartments, Carmel Apartments, Cimarron City Apartments, Grand Cypress Apartments, Kenton Apartments, Peppermill Apartments, The Crest Apartments, and Villages of Thousand Oaks Apartments, included in United Dominion's current report on Form 8-K dated June 9, 1998, filed on June 24, 1998, as amended by Amendment No. 1 on Form 8-K/A dated and filed on August 13, 1998, 1998, incorporated by reference herein, has been incorporated herein in reliance upon the reports dated May 1, 1998, May 8, 1998 and June 29, 1998 of L. P. Martin & Company, P.C., independent auditors, also incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.


                                  LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered pursuant to this Prospectus will be passed upon for United Dominion by Hunton & Williams.

                    IF YOU WOULD LIKE ADDITIONAL INFORMATION

         United Dominion files annual, quarterly and special reports, proxy statements and other information with the U.S. Securities and Exchange Commission ("SEC"). You may read and copy this information at the SEC's public reference rooms, which are located at:

      450 Fifth Street, NW               7 World Trade Center, Suite 1300
      Washington, DC  20549                      New York, NY 10048

                       500 West Madison Street, Suite 1400
                             Chicago, IL 60661-2511

         Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. This information is also available on-line through the SEC's Electronic Data Gathering, Analysis, and Retrieval System (EDGAR), located on the SEC's web site (http://www.sec.gov.).

         Also, United Dominion will provide you (free of charge) with any of its documents filed with the SEC. To get your free copies, please call or write:

                  United Dominion Realty Trust, Inc.
                  10 South 6th Street
                  Richmond, Virginia 23219-3802
                  (804) 780-2691

         United Dominion has filed a Registration Statement with the SEC on Form S-3 with respect to the Redemption Shares. This prospectus is a part of the Registration Statement, but the prospectus does not repeat important information that you can find in the Registration Statement, reports and other documents that United Dominion filed with the SEC. The SEC allows United Dominion to "incorporate by reference" those documents, which means that United Dominion can disclose important information to you by referring you to other documents. The documents that are incorporated by reference are legally considered to be a part of this prospectus. The documents incorporated by reference are:

          (1) Annual Report on Form 10-K for the year ended December 31, 1997, filed on March 31, 1998;

          (2) Quarterly Report on Form 10-Q for the period ended March 31, 1998, filed on May 15, 1998; Quarterly Report on Form 10-Q for the period ended June 30, 1998, filed on August 14, 1998; Quarterly Report on Form 10-Q for the period ended September 30, 1998, filed on November 16, 1998;

          (3) Current Report on Form 8-K dated January 27, 1998, filed on February 4, 1998; Current Report on Form 8-K dated and filed on February 13, 1998; Current Report on Form 8-K dated and filed on February 17, 1998; Current Report dated March 27, 1998, filed on April 13, 1998, as amended by Amendment No. 1 on Form 8-K/A dated and filed on June 12, 1998; Current Report on Form 8-K dated June 9, 1998, filed on June 24, 1998, as amended by Amendment No. 1 on Form 8-K/A dated and filed on August 13, 1998; Current Report on Form 8-K dated May 28, 1998, filed on October 19, 1998; Current Report on Form 8-K dated September 11, 1998, filed on October 23, 1998, as amended by Amendment No. 1 on Form 8-K/A dated and filed on December 21, 1998; Current Report on Form 8-K dated and filed on October 28, 1998; Current Report on Form 8-K dated November 2, 1998, filed on November 6, 1998; Current Report on Form 8-K dated November 10, 1998, filed on November 12, 1998; Current Report on Form 8-K dated December 7, 1998, filed on December 21, 1998; Current Report on Form 8-K dated and filed on January 20, 1999;

          (4) The description of the common stock and preferred stock contained in United Dominion's Registration Statements on Form 8-A dated April 9, 1990, May 1, 1995, June 10, 1997 and February 4, 1998, filed under the Exchange Act, including any amendments or reports filed for the purpose of updating such descriptions;

          (5) Any filings with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 between the date of this prospectus and the termination of the offering of all of the Redemption Shares.

         As you read the above documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this prospectus, you should rely on the statements made in the most recent document.

You should rely only on the information in this prospectus or incorporated by reference. United Dominion has not authorized anyone to provide you with any different information.

         Prospective  investors may     UNITED DOMINION REALTY TRUST, INC.
rely on the  information  contained
in this Prospectus. United Dominion
has  not   authorized   anyone   to
provide prospective  investors with               130,416 SHARES
information   different  from  that
contained in this Prospectus.  This
Prospectus  is not an offer to sell
nor is it  seeking  an offer to buy
these securities in any state where
the offer or sale is not permitted.                COMMON STOCK
The  information  contained in this
Prospectus  is  correct  only as of
the   date  of   this   Prospectus,
regardless   of  the  time  of  the
delivery of this  Prospectus or any
sale of these securities.                         ---------------


                                                    PROSPECTUS

                                                  ---------------










                                                  February , 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution

         The estimated expenses in connection with the offering are as follows:

         Securities and Exchange Commission registration fee .......  $  349.00
         Accounting fees and expenses...............................   5,000.00
         Legal fees and expenses ...................................   2,500.00
         Printing and postage expenses..............................     500.00
         Miscellaneous..............................................       0.00

                  TOTAL ............................................  $8,349.00

Item 15.           Indemnification of Officers and Directors

         Directors and officers of United Dominion may be indemnified against liabilities, fines, penalties, and claims imposed upon or asserted against them as provided in the Virginia Stock Corporation Act and the Articles. Such indemnification covers all costs and expenses reasonably incurred by a Director or officer. The Board of Directors, by a majority vote of a quorum of disinterested Directors or, under certain circumstances, independent counsel appointed by the Board of Directors, must determine that the Director or officer seeking indemnification was not guilty of willful misconduct or a knowing violation of the criminal law. In addition, the Virginia Stock Corporation Act and United Dominion's Articles may under certain circumstances eliminate the liability of Directors and officers in a shareholder or derivative proceeding.

         If the person involved is not a Director or officer of United Dominion, the Board of Directors may cause United Dominion to indemnify to the same extent allowed for Directors and officers of United Dominion such person who was or is a party to a proceeding, by reason of the fact that he is or was an employee or agent of United Dominion, or is or was serving at the request of United Dominion as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

Item 16           Exhibits

2(a)    --        Agreement  and Plan of Merger  dated as of December  19, 1997, between United Dominion,  ASR Investments  Corporation and ASR
                  Acquisition  Sub,  Inc.  (filed  as  Exhibit  2(a)  to  United
                  Dominion's  Form S-4  Registration  Statement,  filed with the
                  Commission on January 30, 1998 (File No. 333-45305), and incorporated by reference herein)

2(b)    --        Agreement  and Plan of Merger  dated as of  October  1,  1996, between  United  Dominion,  United  Sub,  Inc.  and South West
                  Property   Trust  Inc.   (filed  as  Exhibit  2(a)  to  United
                  Dominion's  Form S-4  Registration  Statement,  filed with the
                  Commission on October 9, 1996 (File No. 333-13745), and incorporated by reference herein)

2(c)    --        Agreement  and Plan of Merger dated as of September  10, 1998, between United Dominion and American Apartment Communities II,
                  Inc.  including as exhibits  thereto the proposed terms of the
                  Series D Preferred  Stock and the proposed  form of Investment
                  Agreement  between United  Dominion,  United Dominion  Realty,
                  L.P.,  American  Apartment   Communities  II,  Inc.,  American
                  Apartment Communities II, L.P., American Apartment Communities
                  Operating  Partnership,  L.P., Schnitzer Investment Corp., AAC
                  Management LLC and LF Strategic Realty Investors, L.P. (filed as Exhibit 2(c) to United Dominion's Form S-3 Registration
                  Statement,  filed with the  Commission  on September  25, 1998
                  (File No. 333-64281), and incorporated by reference herein)

2(d)    --        Partnership  Interest Purchase and Exchange Agreement dated as
                  of  September  10,  1998,  between  United  Dominion,   United
                  Dominion  Realty,   L.P.,   American   Apartment   Communities
                  Operating  Partnership,  L.P., AAC Management  LLC,  Schnitzer
                  Investment Corp, Fox Point Ltd. and James D. Klingbeil including as an exhibit thereto the proposed form of the Third
                  Amended and Restated limited  partnership  Agreement of United
                  Dominion  Realty,  L.P.  (filed  as  Exhibit  2(d)  to  United
                  Dominion's  Form S-3  Registration  Statement,  filed with the
                  Commission on September 25, 1998 (File No. 333-64281), and incorporated by reference herein)

4(a)    --        Restated  Articles of  Incorporation of United Dominion (filed as Exhibit  4(b) to United  Dominion's  Form S-3  Registration
                  Statement, filed with the Commission on January 16, 1998 (File
                  No. 333-44463), and incorporated by reference herein)

4(a)(i) --        Amendment  of Articles  of  Incorporation  of United  Dominion
                  (filed as Exhibit 3 to United Dominion's Form 8-A Registration
                  Statement dated February 4, 1998 (File No. 1-10524), and incorporated by reference herein)

4(a)(ii)--        Restated  Articles of Incorporation of United Dominion,  dated
                  January 21, 1999.

4(b)    --        Restated  Bylaws of United  Dominion (filed as Exhibit 3(b) to
                  United  Dominion's  quarterly  report  on  Form  10-Q  for the
                  quarter  ended  March  31,  1997  (File  No.   1-10524),   and
                  incorporated by reference herein)

4(c)    --        Specimen United Dominion  common stock  certificate  (filed as
                  Exhibit 4(i) to United Dominion's Annual Report on Form 10-K for the year ended December 31, 1993 (File No. 1-10524), and incorporated by reference herein)

4(d)(i) --        Loan  Agreement  dated as of November 7, 1993,  between United
                  Dominion and Aid Association  for Lutherans  (filed as Exhibit
                  6(c)(1) to United Dominion's Form 8-A Registration Statement dated April 19, 1990 (File No. 10524), and incorporated by reference herein)

4(d)(ii)--        Note Purchase  Agreement dated as of January 15, 1993, between
                  United  Dominion and CIGNA  Property  and  Casualty  Insurance
                  Company,   Connecticut   General   Life   Insurance   Company,
                  Connecticut General Life Insurance Company on behalf of one or more separate accounts, Insurance Company of North America, Principal Mutual Life Insurance Company, and Aid Association for Lutherans (filed as Exhibit 6(c)(5) to United Dominion's
                  Form 8-A Registration Statement dated April 19, 1990 (File No.
                  1-10524), and incorporated by reference herein)

4(e)    --        Rights Agreement dated as of January 27, 1998,  between United
                  Dominion and  ChaseMellon  Shareholder  Services,  L.L.C.,  as
                  Rights Agent (filed as Exhibit 1 to United Dominion's Form 8-A
                  Registration  Statement  dated  February  4,  1998  (File  No.
                  1-10524) and incorporated by reference herein)

4(f)    --        Form of Rights Certificate (included in Exhibit 4(e))

5       --        Opinion of Hunton & Williams

23(a)   --        Consent of Ernst & Young LLP (to be filed by amendment)

23(b)   --        Consent  of L.P.  Martin  &  Company,  P.C.  (to be  filed  by amendment)

23(c)   --        Consent of Deloitte & Touch LLP (to be filed by amendment)

23(d)   --        Consent of Arthur Andersen (to be filed by amendment)

23(e)   --        Consent of Hunton & Williams (included in Exhibit 5)

24      --        Power of Attorney (see signature page)

Item 17.          Undertakings

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                                    Provided, however, that paragraphs (a)(1)(i)
                             and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of the Virginia Code, the Articles of Incorporation or By-laws of the registrant or resolutions of the Board of Directors of the registrant adopted pursuant thereto, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia on the 26th day of January, 1999.

                                            UNITED DOMINION REALTY TRUST, INC.



                                            By  /s/ John P. McCann
                                               --------------------------------
                                               John P. McCann
                                               Chief Executive Officer

                                Power of Attorney

         Know All Men and Women By These Presents that each individual whose signature appears below constitutes and appoints John P. McCann and Katheryn E. Surface, and each of them, such individual's true and lawful attorneys-in-fact and agents with full power of substitution, for such individual and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement related to the offering contemplated by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 26, 1999.

         Signature                                 Title & Capacity
         ---------                                 ----------------
 /s/ John P.McCann                          Chairman, Chief Executive Officer (Principal
----------------------------                Executive Officer) and Director
         John P. McCann


 /s/ Kevin W. Walsh                         Vice President, Finance (Principal Financial
----------------------------                Officer)
         Kevin W. Walsh


  /s/ Robin R. Flanagan                     Principal Accounting Officer
----------------------------
        Robin R. Flanagan

 /s/ Jeff C. Bane                           Director
----------------------------
        Jeff C. Bane


 /s/ R. Toms Dalton                         Director
----------------------------
        R. Toms Dalton, Jr.




                                      II-4

 /s/ Robert P. Freeman                      Director
----------------------------
        Robert P. Freeman


 /s/ Jon A. Grove                           Director
----------------------------
        Jon A. Grove


 /s/ Barry M. Kornblau                      Director
----------------------------
        Barry M. Kornblau


 /s/ James D. Klingbeil                     Director
----------------------------
        James D. Klingbeil


 /s/ Lynne B. Sagalyn                       Director
----------------------------
        Lynne B. Sagalyn


  /s/ Mark J. Sandler                       Director
----------------------------
        Mark J. Sandler


 /s/ Robert W. Scharar                      Director
----------------------------
        Robert W. Scharar


 /s/ John S. Schneider                      President and Director
----------------------------
        John S. Schneider


 /s/ C. Harmon Williams                     Director
----------------------------
        C. Harmon Williams, Jr.


                                  EXHIBIT INDEX

Exhibit                                 Document
-------                                 --------

2(a)    --        Agreement  and Plan of Merger  dated as of December  19, 1997, between United Dominion,  ASR Investments  Corporation and ASR
                  Acquisition  Sub,  Inc.  (filed  as  Exhibit  2(a)  to  United
                  Dominion's  Form S-4  Registration  Statement,  filed with the
                  Commission on January 30, 1998 (File No. 333-45305), and incorporated by reference herein)

2(b)    --        Agreement  and Plan of Merger  dated as of  October  1,  1996, between  United  Dominion,  United  Sub,  Inc.  and South West
                  Property   Trust  Inc.   (filed  as  Exhibit  2(a)  to  United
                  Dominion's  Form S-4  Registration  Statement,  filed with the
                  Commission on October 9, 1996 (File No. 333-13745), and incorporated by reference herein)

2(c)    --        Agreement  and Plan of Merger dated as of September  10, 1998, between United Dominion and American Apartment Communities II,
                  Inc.  including as exhibits  thereto the proposed terms of the
                  Series D Preferred  Stock and the proposed  form of Investment
                  Agreement  between United  Dominion,  United Dominion  Realty,
                  L.P.,  American  Apartment   Communities  II,  Inc.,  American
                  Apartment Communities II, L.P., American Apartment Communities
                  Operating  Partnership,  L.P., Schnitzer Investment Corp., AAC
                  Management LLC and LF Strategic Realty Investors, L.P. (filed as Exhibit 2(c) to United Dominion's Form S-3 Registration
                  Statement,  filed with the  Commission  on September  25, 1998
                  (File No. 333-64281), and incorporated by reference herein)

2(d)    --        Partnership  Interest Purchase and Exchange Agreement dated as
                  of  September  10,  1998,  between  United  Dominion,   United
                  Dominion  Realty,   L.P.,   American   Apartment   Communities
                  Operating  Partnership,  L.P., AAC Management  LLC,  Schnitzer
                  Investment Corp, Fox Point Ltd. and James D. Klingbeil including as an exhibit thereto the proposed form of the Third
                  Amended and Restated limited  partnership  Agreement of United
                  Dominion  Realty,  L.P.  (filed  as  Exhibit  2(d)  to  United
                  Dominion's  Form S-3  Registration  Statement,  filed with the
                  Commission on September 25, 1998 (File No. 333-64281), and incorporated by reference herein)

4(a)    --        Restated  Articles of  Incorporation of United Dominion (filed as Exhibit  4(b) to United  Dominion's  Form S-3  Registration
                  Statement, filed with the Commission on January 16, 1998 (File
                  No. 333-44463), and incorporated by reference herein)

4(a)(i) --        Amendment  of Articles  of  Incorporation  of United  Dominion
                  (filed as Exhibit 3 to United Dominion's Form 8-A Registration
                  Statement dated February 4, 1998 (File No. 1-10524), and incorporated by reference herein)

4(a)(ii)--        Restated  Articles of Incorporation of United Dominion,  dated
                  January 21, 1999.

4(b)    --        Restated  Bylaws of United  Dominion (filed as Exhibit 3(b) to
                  United  Dominion's  quarterly  report  on  Form  10-Q  for the
                  quarter  ended  March  31,  1997  (File  No.   1-10524),   and
                  incorporated by reference herein)

4(c)    --        Specimen United Dominion  common stock  certificate  (filed as
                  Exhibit 4(i) to United Dominion's Annual Report on Form 10-K for the year ended December 31, 1993 (File No. 1-10524), and incorporated by reference herein)

4(d)(i) --        Loan  Agreement  dated as of November 7, 1993,  between United
                  Dominion and Aid Association  for Lutherans  (filed as Exhibit
                  6(c)(1) to United Dominion's Form 8-A Registration Statement dated April 19, 1990 (File No. 10524), and incorporated by reference herein)

4(d)(ii)--        Note Purchase  Agreement dated as of January 15, 1993, between
                  United  Dominion and CIGNA  Property  and  Casualty  Insurance
                  Company,   Connecticut   General   Life   Insurance   Company,
                  Connecticut General Life Insurance Company on behalf of one or more separate accounts, Insurance Company of North America, Principal Mutual Life Insurance Company, and Aid Association for Lutherans (filed as Exhibit 6(c)(5) to United Dominion's
                  Form 8-A Registration Statement dated April 19, 1990 (File No.
                  1-10524), and incorporated by reference herein)

4(e)    --        Rights Agreement dated as of January 27, 1998,  between United
                  Dominion and  ChaseMellon  Shareholder  Services,  L.L.C.,  as
                  Rights Agent (filed as Exhibit 1 to United Dominion's Form 8-A
                  Registration  Statement  dated  February  4,  1998  (File  No.
                  1-10524) and incorporated by reference herein)

4(f)    --        Form of Rights Certificate (included in Exhibit 4(e))

5       --        Opinion of Hunton & Williams

23(a)   --        Consent of Ernst & Young LLP (to be filed by amendment)

23(b)   --        Consent  of L.P.  Martin  &  Company,  P.C.  (to be  filed  by amendment)

23(c)   --        Consent of Deloitte & Touch LLP (to be filed by amendment)

23(d)   --        Consent of Arthur Andersen (to be filed by amendment)

23(e)   --        Consent of Hunton & Williams (included in Exhibit 5)

24      --        Power of Attorney (see signature page)